MuniYield Michigan Insured Fund, Inc.

File No. 811-6692

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Stephen Benham, Secretary to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by February 25, 2002; a late filing was executed on July 18, 2002.